PROSPECTUS SUPPLEMENT NO. 9                            Rule 424(b)(3) Prospectus
TO PROSPECTUS DATED APRIL 11, 1997                 Registration Number 333-22125

                        PENN TREATY AMERICAN CORPORATION
           $74,750,000 6 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                        2,628,340 SHARES OF COMMON STOCK

    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997, Prospectus Supplement No. 3 dated July 21, 1997, Prospectus Supplement No. 4 dated August 15, 1997, Prospectus Supplement No. 5 dated November 10, 1997, Prospectus No. 6 dated November 21, 1997, Prospectus Supplement No. 7 dated March 10, 1998 and Prospectus Supplement No. 8 dated April 29, 1998 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders, the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:

                                                                            PRINCIPAL
                                                                              AMOUNT
                                                                             OF NOTES                      NUMBER OF
                                                                           BENEFICIALLY                   CONVERSION
                                                                            OWNED AND      PERCENT OF       SHARES
                                                                             THAT MAY      OUTSTANDING     THAT MAY
NAME (1)                                                                     BE SOLD          NOTES       BE SOLD (2)
-------------------------------------------------------------------------  ------------  ---------------  -----------
Bond Fund Series--Oppenheimer Convertible
Series Fund..............................................................  $  3,250,000          4.35%       114,275
McMahan Securities Company, L.P. (18)....................................  $  1,195,000          1.60%        42,018
Franklin & Marshall College (19).........................................  $    511,000             *         17,967

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*   Less than 1%

(1) The information set forth herein is as of November 13, 1998 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(18) The amount listed includes an additional $500,000 principal amount of Notes beneficially owned by the holder as of November 10, 1998.

(19) The amount listed includes an additional $180,000 principal amount of Notes beneficially owned by the holder as of May 5, 1998.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 13, 1998